NONQUALIFIED STOCK OPTION AGREEMENT ("Agreement"), dated as of ___ day of ______________, between Metro Networks, Inc., a Delaware corporation (the "Company"), and ________________ (the "Director").

                              W I T N E S S E T H :

            WHEREAS, the Board of Directors (the "Board") has determined that it is in the best interests of the Company and its stockholders to provide an incentive for outside directors to serve as members of the Board; and

            WHEREAS, to give effect to the foregoing, the Board believes it to be in the best interests of the Company and its stockholders to grant to the Director options (the "Options") to purchase shares of Common Stock of the Company (the "Stock"), at the price and subject to the terms herein;

            NOW, THEREFORE, IN CONSIDERATION of the promises and the mutual covenants and agreements hereinafter set forth, the Company and the Director agree as follows:

      1. Option.

            (a) Grant of Option. The Company hereby grants the Director an Option to receive an aggregate of up to 10,000 shares of Stock, in accordance with the terms and conditions of this Agreement.

            (b) Exercise Period. Except as otherwise provided in this Agreement, the Options granted hereunder shall become exercisable by the Director according to the following schedule: one-third (1/3) on each of the first, second and third anniversaries of the date of execution of this Agreement until all such Options are exercisable; provided, however, that the right to exercise an Option as to any fractional share of Stock shall be deemed the right to exercise an Option as to a full share of Stock with appropriate adjustments made to the last exercise period so that the total number of Options shall not exceed that specified under paragraph (a) of Section 1 hereof.

            (c) No Lapse of Exercise Power. Any Option which becomes exercisable on a certain date but is not exercised in full on that date shall not lapse but shall remain outstanding as to the unexercised portion and shall continue in effect throughout the remainder of the Option Term (taking into account any early termination of such Option Term which may be provided for under this Agreement).

            (d) Option Term. An option which is not exercised shall expire upon the earlier of:

                  (i) ten (10) years after the date such Option was granted;

                  (ii) three (3) months after the date the Director's membership on the Board is terminated, unless such termination was the result of the Director's death or disability;

                  (iii) one (1) year after the Director's death or disability;
      and

                  (iv) any such earlier termination date as may be provided by this Agreement.

The period commencing on the date hereof and concluding on the date of termination as provided in this paragraph (d) shall be referred to herein as the "Option Term".

            (e) Option Price. The purchase price for each share of Stock subject to the Option shall be $16.00 per share.

            (f) Adjustments.

                  (i) Stock Splits and Dividends. Subject to any required action by the Board and/or stockholders, the number of Shares covered by each outstanding Option shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only if paid in Shares), a stock split or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.

                  (ii) Mergers. Subject to any required action by the Board and/or stockholders, if the Company shall merge with another corporation and the Company is the surviving corporation in such merger and under the terms of such merger the Shares outstanding immediately prior to the merger remain outstanding and unchanged, each outstanding Option shall continue to apply to the Shares


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

      subject thereto and shall also pertain and apply to any additional securities and other property, if any, to which a holder of the number of Shares subject to the Option would have been entitled as a result of the merger.

                  (iii) Administrator. Adjustments under this Section 1(f) shall be made by the Board or a committee appointed by the Board (the "Committee"; the Board or the Committee, whichever shall be administering the terms of this Agreement from time to time in the discretion of the Board, referred to herein as the "Administrator"), whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. In computing any adjustment under this Section 1(f), any fractional Share which might otherwise become subject to an Option shall be eliminated.

      2. Limitations on Options.

            (a) Sequential Exercise. Options granted to the Director may be exercised in any order, so that the Director may exercise an Option if another Option, granted to him at an earlier time, remains outstanding in whole or in part.

            (b) Non-transferability of Option. The Options may not be assigned or transferred other than by will or by the laws of descent and distribution. During the lifetime of the Director, the Options may be exercisable only by the Director. Transfer of an Option by will or by the laws of descent and distribution shall not be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

      3. Method of Exercising Options. Options shall be exercised by a written notice delivered to the Company at its principal office in Houston, Texas.

            In the event the Company determines that it is required to withhold state or Federal income tax as a result of the exercise of an Option, as a condition to the exercise


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

thereof, the Director may be required to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Committee, (i) in cash, (ii) by delivery of Shares registered in the name of the Director, or by the Company not issuing such number of Shares subject to the Option, having a Fair Market Value at the time of exercise equal to the amount to be withheld or
(iii) any combination of (i) and (ii) above.

      4. Issuance of Optioned Stock.

            (a) Issuance of Certificates. The Company shall not be required to issue or deliver any certificate for Stock upon the exercise of any Option, or any portion thereof, prior to fulfillment of each of the following applicable conditions:

                  (i) The admission of such Stock to listing on all stock exchanges or markets on which the Stock is then listed to the extent such admission is necessary;

                  (ii) The completion of any registration or other qualification of such Stock under any federal or state securities laws or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Board shall in its sole discretion deem necessary or advisable or the determination by the Board in its sole discretion that no such registration or qualification is required;

                  (iii) The obtaining of any approval or other clearance from any federal or state governmental agency which the Board shall, in its sole discretion, determine to be necessary or advisable; and

                  (iv) The lapse of such reasonable period of time following the exercise of the Option as the Board from time to time may establish for reasons of administrative convenience.

            (b) Compliance with Securities and Other Laws. In no event shall the Company be required to issue or deliver Stock pursuant to Options if in the opinion of the Board the issuance thereof would constitute a violation by either the Director or the Company of any provision of any law or regulation of any governmental authority or any securities exchange. As a condition of any issuance of Stock pursuant to Options, the Company may place legends on the Stock, issue stop-transfer orders and require such agreements or


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

undertakings from the Director as the Company may deem necessary or advisable to assure compliance with any such law or regulation, including, if the Company or its counsel deems it appropriate, representations from the Director that he is acquiring the Stock solely for investment and not with a view to distribution and that no distribution of Stock acquired by him will be made unless registered pursuant to applicable federal and state securities laws or unless, in the opinion of counsel to the Company, such registration is unnecessary.

      5. Option Rights in the Event of Certain Events.

            (a) Rights in the Event of Sale, Merger or Other Reorganization of Company.

                  (i) In the event of a merger or consolidation where the Company is not the surviving corporation, and the agreement of merger or consolidation does not provide for the substitution for the unexercised portion of the Option of a new option on substantially the same terms (including the exercise price thereof), or for the assumption of the Option by the surviving corporation, or in the event of the sale or transfer of assets, liquidation or dissolution and the plan of liquidation or dissolution or agreement of sale does not make special provision for the Option, the Director shall have the right immediately prior to the effective date of such merger, consolidation, sale or transfer of assets, liquidation or dissolution to exercise the Option in whole or in part without regard to any installment provision contained in paragraph (b) of
      Section 1 hereof. If not so exercised, the Option shall terminate at the time of any such merger, consolidation, sale or transfer of assets, liquidation or dissolution.

                  (ii) In no event, however, may any Option which becomes exercisable pursuant to this paragraph (a) of Section 5, be exercised, in whole or in part, later than the date specified in paragraph (d) of
      Section 1 above.

            (b) Termination of Employment. In the event that the Director's service with the Company terminates, other than by reason of death or "Total and Permanent Disability" or voluntary termination of service by the Director, vesting of Options granted to the Director pursuant to paragraph (a) of Section 1 shall accelerate and such Options shall be fully exercisable by the Director for a period which shall not exceed the earlier of the remaining Option Term or three months from such termination of service, without regard to any


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

installment provision contained in paragraph (b) of Section 1. At the expiration of such three month period, or such earlier time as may be applicable, any such Options which remain unexercised shall expire. For purposes hereof, "Total and Permanent Disability" shall mean the inability of the Director to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

            (c) Total and Permanent Disability. If the Director's employment with the Company is terminated on account of Total and Permanent Disability, vesting of Options granted to the Director pursuant to paragraph (a) of Section 1 shall accelerate and such Options shall be fully exercisable by the Director for a period which shall not exceed the earlier of the remaining Option Term or one year from the date of such Director's disability, without regard to any installment provision contained in paragraph (b) of Section 1. At the expiration of such one year period, or such earlier time as may be applicable, any such Options which remain unexercised shall expire.

            (d) Death. If the Director's service with the Company is terminated on account of death, vesting of Options granted to the Director pursuant to paragraph (a) of Section 1 shall accelerate and such Options shall be fully exercisable by the person or persons who shall have acquired the right, by will or the laws of descent and distribution, to exercise his Options for a period which shall not exceed the earlier of the remaining Option Term or one year from the date of such Director's death, without regard to any installment provision contained in paragraph (b) of Section 1. At the expiration of such one year period, or such earlier time as may be applicable, any such Options which remain unexercised shall expire.

      6. Administration. The interpretation and construction by the Administrator of any provisions of this Agreement shall be final. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Options granted hereunder. All the members of the Committee, of which there are at least two, are "Non-Employee Directors", as such term is defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.


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

      7. Lock-Up Agreement. The Director agrees, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by the Director during the one hundred eighty (180) day period following the effective date of a registration statement filed under the 1933 Act, as amended, without the prior consent of the Company or such underwriter, as the case may be, provided that such agreement only applies to registration statements including securities to be sold to the public in an underwritten offering during the period ending on December 31, 2001.

      8. Miscellaneous.

            (a) Binding Effect. The Agreement shall be binding upon, and inure to the benefit of the Company, Director, and their respective personal representatives, successors and permitted assigns.

            (b) Singular, Plural; Gender. Whenever used herein, except where the context clearly indicates to the contrary, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

            (c) Headings. Headings of the Sections hereof are inserted for convenience and reference and constitute no part of the Agreement.

            (d) Rights as Stockholders. The Director or transferee of an Option shall have no rights as a stockholder with respect to any Stock subject to such Option prior to the purchase of such Stock by exercise of such Option as provided herein.

            (e) Applicable Law. This Agreement and the Options granted hereunder shall be interpreted, administered and otherwise subject to the laws of the State of Texas, except to the extent the General Corporation Law of the State of Delaware shall govern.


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

            IN WITNESS WHEREOF, the Company and the Director have executed this Agreement as of the day and year first written above.


DIRECTOR                                      METRO NETWORKS, INC.



_______________________________               _________________________________
Name:                                         By:
Address:


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